Exhibit 99

News Release

For Immediate Release May 6, 2010	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2010 FIRST-QUARTER RESULTS

•	Pre-season operating costs in line with expectations

•	Early-season trends positive for attendance, season passes, group sales

•	Strong capital program features new shows and attractions, two major roller coasters

•	Company seeks to strengthen financial flexibility to fund future growth; engages J.P. Morgan

SANDUSKY, OHIO, May 6, 2010 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 28, 2010. Historically, first quarter results represent less than 5% of the Company’s full-year revenues.

Net revenues for the first quarter of 2010 increased 3% to $27.3 million, compared with $26.5 million for the first quarter of 2009. The current year increase was primarily due to increases in early-season attendance in the Company’s western and southern regions.

The Company operates at a loss during the first quarter as the majority of its seasonal parks are closed during this period. Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Company’s seasonal amusement and water parks, and daily operations at Knott’s Berry Farm and Castaway Bay. The operating loss for the first quarter increased to $60.6 million from $56.3 million in 2009. This is due primarily to an increase in selling, general and administrative expenses attributable to legal and other costs incurred in connection with the now terminated merger with Apollo Global Management, as well as the approximately $1.0 million negative impact of exchange rates on the Company’s Canadian operations in the period.

“Our pre-season operating costs were in line with our expectations for the quarter,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “Only four of our 17 properties were in operation at the end of the first quarter. The other parks, including our largest seasonal parks – Cedar Point, Kings Island and Canada’s Wonderland – were in the final stages of preparing to open for their operating seasons.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2010 First Quarter Results

May 6, 2010

Interest expense for the first quarter increased $712,000, or 2%, to $29.6 million, compared with $28.9 million in 2009, due primarily to higher interest costs on the $900 million of term debt that was extended in August 2009 for a period of two years. A net credit for taxes of $57.8 million was recorded to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership taxes during the first quarter of 2010, compared with a net credit for taxes of $31.9 million in the same period a year ago.

After interest expense, credit for taxes and a $7.6 million non-cash charge to income for the net effect of swaps, the net loss for the first quarter ended March 28, 2010, totaled $39.9 million, or $0.72 per diluted limited partner unit. For the first quarter ended March 29, 2009, the Company reported a net loss of $53.3 million, or $0.97 per diluted limited partner unit. Excluding $3.8 million in merger related costs and the non-cash charges on the swaps, the current quarter net loss would have been $29.2 million, or $0.53 per unit.

Cash and Liquidity

Peter Crage, corporate vice president finance and chief financial officer, said, “In terms of both liquidity and cash flow, we are comfortable with where we ended the first quarter of 2010, given the realities of our current capital structure. In the past year, we have been able to reduce our debt by over $120 million and our cash position – together with existing lines of credit, which do not expire until August 2011 – provide sufficient financial flexibility to manage our near-term working capital needs. However, more work needs to be done. Creating a sustainable long-term capital structure and strengthening our balance sheet are top priorities so we can take full advantage of long-term growth opportunities and consider a distribution at an appropriate time in the future.”

As of March 28, 2010, the Company had $1.5 billion of term debt and $216.0 million in borrowings under its revolving credit facilities. Of the total term debt, $15.5 million is scheduled to mature within the next twelve months.

To ensure that it can take full advantage of both near- and long-term opportunities, the Company announced that it has engaged J.P. Morgan to evaluate opportunities available to us in the capital markets. “After meeting with several banks and carefully considering their proposals, we concluded that J.P. Morgan brings the experience and perspective we need as we consider a full range of financing arrangements to provide the greatest benefit for Cedar Fair and our unitholders,” said Kinzel.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2010 First Quarter Results

May 6, 2010

2010 Operating Season and Outlook

Kinzel noted, “Now that Cedar Fair will remain independent and publicly owned, our key focus going forward will be on operating our parks and strengthening the company’s balance sheet. The combination of our well-run properties, improving business conditions and ability to generate significant cash flow should support our ongoing plans to aggressively restructure our debt and grow the value of our company. We are hopeful that 2010 will show a nice improvement compared with what we saw in 2009.”

Kinzel said Cedar Fair enters the 2010 operating season with momentum driven by investments in several major new attractions, as well as new shows and strong marketing programs. To date, seven of the Company’s ten seasonal amusement parks are in operation.

“Although it is too early to have a clear picture of how the season may play out, we are encouraged by the initial, positive trends in attendance, season ticket sales and group sales at the parks that are already open,” he said. “We are hopeful that the weather and overall economy will allow these early trends to be sustained over the course of the season. We are aggressively doing all that we can through traditional marketing methods as well as online and social media to capture our guests’ attention and bring them to our parks, and then demonstrate the outstanding value we offer in a full day of entertainment.”

Kinzel pointed out that the Company’s strong 2010 capital program features a variety of new shows and attractions at all of its parks, as well as two new roller coasters at Kings Dominion and Carowinds, a family thrill ride at Cedar Point and more than 50 live shows. For the 2010 season, the Company expects to invest approximately $90 million in capital improvements across its properties.

“Our capital projects have been completed or are scheduled to be completed on time and on budget, our marketing programs are in place and guest comments have been positive,” Kinzel added. “While our first quarter is not a meaningful part of our full-year financial performance, we are pleased with the level of public interest in our new rides and attractions thus far. As long as our parks perform as we fully expect them to, we remain confident that we can generate revenue growth of 3% to 5% over last year’s $916.1 million level, and full-year adjusted EBITDA, excluding costs incurred in 2010 in connection with the now terminated merger, in the range of $320 million to $340 million.”

Acknowledging that the broader economy may continue to be a challenge this year, Kinzel said Cedar Fair is up to the challenge.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2010 First Quarter Results

May 6, 2010

“While we have a long history of performing well during difficult economic periods, we know that focusing on operations remains critical,” he said. “We believe our high-quality parks and resorts will continue to fulfill the need for entertainment among families that don’t want to travel long distances for vacation. Our employees have worked hard to prepare the parks for the season, and we work hard every day to provide our guests with an outstanding experience.”

Conference Call

The company will host a conference call with analysts today, May 6, 2010, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, May 6, 2010, until 11:59 p.m. ET, Thursday, May 20, 2010. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 4284146.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2010 First Quarter Results

May 6, 2010

attendance at our parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2010 First Quarter Results

May 6, 2010

CEDAR FAIR ENTERTAINMENT COMPANY

SUMMARY STATEMENTS OF OPERATIONS

FIRST QUARTER

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	3/28/10	3/29/09	3/28/10	3/29/09

Net revenues:
Admissions	$10,964	$10,323	$533,455	$558,990
Food, merchandise and games	11,910	11,453	316,843	349,674
Accommodations and other	4,442	4,690	66,627	73,632

Total net revenues	27,316	26,466	916,925	982,296
Cash operating costs and expenses	83,994	78,333	621,828	628,182

Adjusted EBITDA (a)	(56,678)	(51,867)	295,097	354,114
Depreciation and amortization	3,889	4,214	132,420	123,869
Loss on impairment of goodwill and other intangibles	—	—	4,500	86,988
Loss on impairment / retirement of fixed assets	—	30	214	8,455
(Gain) on sale of other assets	—	—	(23,098)	—
Equity-based compensation	(10)	163	(199)	749

Operating income (loss)	(60,557)	(56,274)	181,260	134,053
Interest expense	29,614	28,902	125,418	125,662
Net effect of swaps	7,575	—	16,745	—
Other (income) expense	(58)	(28)	1,230	178

Income (loss) before taxes	(97,688)	(85,148)	37,867	8,213
Provision (credit) for taxes	(57,755)	(31,867)	(10,910)	12,006

Net income (loss)	$(39,933)	$(53,281)	$48,777	$(3,793)

Weighted average units outstanding - diluted	55,222	55,127	55,778	55,054

Per limited partner unit:
Net income (loss) - diluted	$(0.72)	$(0.97)	$0.87	$(0.07)
Cash distributions paid	$—	$0.480	$0.75	$1.92

Balance Sheet Data:
Total assets	$2,237,180	$2,228,291
Total debt	1,716,046	1,837,075
Total partners’ equity	102,178	32,484

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, and certain other non-cash costs. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for operating income, net income or cash flows from operating activities computed in accordance with GAAP. We believe that adjusted EBITDA is a meaningful measure of park-level operating profitability because we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair Entertainment Company website at www.cedarfair.com.